                Exhibit 5.1 Opinion of Morrison & Foerster LLP

                            Morrison & Foerster LLP
                        2000 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20006-1888


                                 June 1, 2000


The Board of Directors
CAIS Internet, Inc.
1255 22nd St., N.W.
Fourth floor
Washington, D.C. 20037


          RE:  CAIS Internet, Inc.'s Form S-3 Registration Statement


Dear Sirs:


     We have acted as counsel for CAIS Internet, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "registration statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration for resale of up to (a) 3,230,527 shares of issued and outstanding common stock; (b) 625,000 shares of common stock issuable upon the conversion of $7,500,000 principal amount of Series C Cumulative Mandatory Redeemable Convertible Preferred Stock; and (c) 114,990 shares of common stock that are issuable upon the exercise of warrants to purchase shares of the Company's common stock (collectively, the "Registered Shares").

     We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such documents as we deemed necessary for the purposes of this opinion. It is our opinion that the Registered Shares to be sold in the manner referred to in the Registration Statement are legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                              Very truly yours,

                              /s/ Morrison & Foerster

                              Morrison & Foerster LLP